Exhibit 99.1

Viveve Reports Third Quarter 2018 Financial Results

- Continued commercial growth for Viveve® System including record quarter of treatment tip sales
- Significant advancement of clinical programs targeting new indications in sexual function and stress urinary incontinence (SUI)

ENGLEWOOD, CO -- November 8, 2018 -- Viveve Medical Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the third quarter ended September 30, 2018. Total revenue for the three months ended September 30, 2018 was $4.8 million and includes the sale of 64 Viveve Systems and 5,700 treatment tips. As of September 30, 2018, Viveve has a global installation base of 646 Viveve Systems.

“Viveve’s strong commercial growth continued in the third quarter, particularly in the U.S., as a result of our continued focus on expanding our global sales operations,” stated Scott Durbin, chief executive officer and director. Mr. Durbin added, “We believe our monopolar cryogen-cooled radiofrequency (CMRF) technology platform is well positioned for future commercial growth as we seek potential regulatory approvals in new indications with high unmet needs in women’s health. We recently received regulatory approval from Health Canada to initiate our LIBERATE-International clinical trial in SUI, FDA approval of our safety data to continue enrollment in the VIVEVE II trial for improved sexual function and the submission of our Investigational Device Exemption (IDE) to conduct the LIBERATE-US trial in SUI.”

Third Quarter 2018 Business Highlights

●	Reported $4.8 million in total revenue from the sale of 64 Viveve Systems and 5,700 treatment tips, a record quarterly number of disposable treatment tip sales.
●	Received Canadian Ministry of Health approval and initiated the LIBERATE-International registration trial for improvement of SUI.
●	Received FDA safety approval to continue enrollment in the VIVEVE II trial for improved sexual function.
●	Submitted an IDE to FDA to conduct the LIBERATE-U.S. registration trial for improvement of SUI.
●	Began initial sales of Viveve 2.0, the next generation Viveve System platform.
●	Initiated a capital sales partnership in the U.S. with Aesthetic Management Partners.
●	Appointed two new, independent, and seasoned commercial executives to the company’s Board of Directors.

Third Quarter 2018 Financial Results

Revenue for the third quarter of 2018 totaled $4.8 million from the sale of 64 systems, 48 of which were sold in the U.S. market, and 5,700 treatment tips, compared to total revenue of $4.1 million for the same period in 2017, an 18% increase for the quarter year-over-year.

Gross profit for the third quarter of 2018 was $1.5 million, or 31% of revenue, compared to a gross profit of $2.0 million, or 49% of revenue, for the same period in 2017. The decrease in gross profit was primarily due to the unit volume mix of products sold during the period. Currently, the Viveve System has higher gross margins, as compared to disposable treatment tips. The decrease in gross profit was also affected by lower average selling prices of Viveve Systems in the U.S. market as a result of higher volumes of systems sold to our distribution partner during the period.

Total operating expenses for the third quarter of 2018 were $12.6 million, up from $10.8 million in the same period in 2017. This increase is attributed to increased costs to support North America commercialization and expansion into new international markets, research and development efforts, and strategies to protect the company’s intellectual property as well as other general corporate expenses.

Net loss for the third quarter of 2018 was $12.3 million, or a loss of $0.39 per share, compared to a net loss of $9.6 million, or a loss of $0.50 per share, for the same period in 2017.

Cash and cash equivalents were $20.1 million as of September 30, 2018, a decrease of $10.1 million from $30.2 million as of June 30, 2018.

Conference Call Information

The company will host a live conference call at 8:00 am ET tomorrow, Friday, November 9th. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6723 (international) or via live webcast at https://services.choruscall.com/links/vive181108.html. Participants may also pre-register for the conference call at http://dpregister.com/10122038.

A recording of the webcast will be posted on the company’s investor relations website following the call at http://ir.viveve.com and will be available online for 90 days.

About Viveve

Viveve Medical, Inc. is a women's intimate health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System, that delivers the Viveve treatment, incorporates clinically-proven cryogen-cooled, monopolar radiofrequency (CMRF) technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in a single in-office session.

International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications from over 50 countries. Viveve received approval of an Investigational Device Exemption (IDE) application from the U.S. Food and Drug Administration (FDA) in March of 2018 to proceed with VIVEVE II, a multicenter, randomized, double-blind, sham-controlled study to assess improvement of sexual function in women following childbirth. Initiation of the trial began in the second quarter of 2018 and if successful, could support a marketing application for a new U.S. commercial indication. Currently, in the United States, the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis.

Viveve has initiated LIBERATE-International, one of two planned independent, multicenter, randomized registration trials for the improvement of stress urinary incontinence in women and has submitted an IDE to the FDA for LIBERATE-U.S. The results of these two studies, if successful, could support marketing applications in the U.S and additional countries around the world for this new commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations Contacts:

Sarah McCabe

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(212) 362-1200

sarah@sternir.com

Amato and Partners, LLC

Investor Relations Counsel

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Media Contact:

Kelly Wakelee

Berry & Company Public Relations

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kwakelee@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$20,097	$20,730
Accounts receivable, net	4,991	6,213
Inventory	4,497	2,390
Prepaid expenses and other current assets	2,680	2,741
Total current assets	32,265	32,074
Property and equipment, net	2,011	1,303
Investment in limited liability company	1,961	2,500
Other assets	201	202
Total assets	$36,438	$36,079
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,562	$4,799
Accrued liabilities	5,125	4,605
Total current liabilities	8,687	9,404
Note payable, noncurrent portion	30,124	28,948
Other noncurrent liabilities	394	327
Total liabilities	39,205	38,679
Stockholders’ deficit:
Common stock and additional paid-in capital	139,126	102,981
Accumulated deficit	(141,893)	(105,581)
Total stockholders’ deficit	(2,767)	(2,600)
Total liabilities and stockholders’ deficit	$36,438	$36,079

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue	$4,821	$4,070	$14,045	$10,187
Cost of revenue	3,327	2,059	8,390	5,515
Gross profit	1,494	2,011	5,655	4,672

Operating expenses:
Research and development	3,442	3,464	10,870	9,292
Selling, general and administrative	9,114	7,369	27,482	19,681
Total operating expenses	12,556	10,833	38,352	28,973
Loss from operations	(11,062)	(8,822)	(32,697)	(24,301)
Interest expense, net	(1,106)	(777)	(3,239)	(2,385)
Other expense, net	(4)	(16)	(14)	(49)
Net loss from consolidated companies	(12,172)	(9,615)	(35,950)	(26,735)
Loss from minority interest	(132)	-	(539)	-
Net loss	$(12,304)	$(9,615)	$(36,489)	$(26,735)

Net loss per share:
Basic and diluted	$(0.39)	$(0.50)	$(1.23)	$(1.59)

Weighted average shares used in computing net loss per common share:
Basic and diluted	31,490,578	19,408,920	29,568,236	16,843,706